Exhibit 4.18

Termination Agreement

THIS TERMINATION AGREEMENT (this “Agreement”) is entered into as of the 19th day of July, 2024, by and among the following parties：

1.	Party A:

Yunmi Hulian Technology (Guangdong) Co., Ltd，a limited liability company established and validly existing in accordance with the laws of China;

2.	Party B：

Xiaoping Chen, ID: ******;

2.Zhuhai Yungui Enterprise Management Consulting Partnership (Limited Partnership), a limited partnership established and validly existing in accordance with the laws of China;

3.	Party C：

Foshan Yunmi Electric Technology Co., Ltd, a limited liability company established and validly existing in accordance with the laws of China;

4.	Party D：

Juan Zhou, ID: ******◦

For the purposes of this Agreement, Party A, Party B, Party C and Party D are hereinafter each referred to as a “Party” and collectively as the “Parties”.

Whereas：

1.

On April 28, 2020, Party A entered into an Exclusive Consulting and Services Agreement (the “Exclusive Consulting and Services Agreement”) with Party C, Party A entered into the Exclusive Right to Purchase Agreement (the “Exclusive Right to Purchase Agreement”), the Equity Pledge Agreement (the “Equity Pledge Agreement”), the Shareholder Voting Rights Entrustment Agreement (the

“Entrustment Agreement”) with Party B, and Party D signed a Spousal Consent Letter (the ‘Consent Letter’);

2.	On July 19, 2024, Party A, Party B, Party C and other related parties entered into the Business Reorganization Agreement (the “Business Reorganization Agreement”)；
3.

The parties agree to terminate the Exclusive Consulting and Services Agreement, the Exclusive Right to Purchase Agreement, the Equity Pledge Agreement, the Entrustment Agreement and the Consent Letter described above in accordance with the terms of the Business Reorganization Agreement and the terms and conditions of this Agreement.

Now, by consensus, the parties have reached the following agreement：

1.

The Exclusive Consulting and Services Agreement, the Exclusive Right to Purchase Agreement, the Equity Pledge Agreement, the Entrustment Agreement and the Consent Letter referred to above shall be terminated immediately as of the Settlement Date agreed in the Business Reorganization Agreement.

2.

As of the date of termination, the rights and obligations of the parties under the Exclusive Consulting and Services Agreement, the Exclusive Right to Purchase Agreement, the Equity Pledge Agreement, the Entrustment Agreement and the Consent Letter referred to above shall terminate, and the parties shall no longer have any rights, obligations and liabilities based on the aforesaid agreements. The parties confirm that there is no dispute about the above agreements and that they will not make any claims against the other parties on the basis of these documents.

3.

Each party hereto shall use its best efforts to maintain the confidentiality of any technical or commercial information of all other parties in all forms (“Confidential Information”) acquired by such party in connection with the performance of this Agreement, and the obligation of confidentiality shall survive the termination of this Agreement. For the avoidance of doubt, “confidential information” shall not include (i) information that has become generally available to the public at the time of disclosure; (ii) has become generally available to the public after disclosure through no fault of the recipient; (iii) information that the receiving party can demonstrate was in its possession prior to disclosure and was not obtained directly or indirectly from another party; or (iv) either party is under an obligation to disclose to the relevant governmental authorities, stock exchanges, etc., as required by law or the Listing Rules, or either party discloses the above confidential information to its direct legal advisers and financial advisers as necessary for the normal operation of its business.

4.

Any dispute arising under and in connection with this Agreement shall be resolved by consultation between the parties, and if the parties are unable to reach an agreement within thirty (30) days after the dispute has arisen, the dispute shall be submitted to the Shenzhen International Arbitration Court for arbitration in accordance with its arbitration rules in force at the time. The place of arbitration shall be Shenzhen, the language to be used in the arbitration shall be Chinese, and the arbitral award shall be final and binding on the parties.

5.	The present Agreement shall be executed in four (4) original copies, each of which shall have the same legal effect. This Agreement shall enter into force on the date on which it is signed.

[Blank below]

（This page, without text, is the signature page of the termination agreement）

Party A：

Yunmi Hulian Technology (Guangdong) Co., Ltd (Seal)

/s/ Authorized Signatory (represented by company seal)

Party B：

Xiaoping Chen

Signature：	/s/ Xiaoping Chen

Zhuhai Yungui Enterprise Management Consulting Partnership (Limited Partnership) (Seal)

Signature：	/s/ Xiaoping Chen

Party C：

Foshan Yunmi Electric Technology Co., Ltd (Seal)

Signature：	/s/ Authorized Signatory (represented by company seal)

（This page, without text, is the signature page of the termination agreement）

Party D：

Juan Zhou

Signature：	/s/ Juan Zhou